NEWS
RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908
Phone: (607) 378-4140	Email: dpawlowski@keiadvisors.com

Hardinge Inc. Announces Retirement of John J. Perrotti
from Board of Directors
Elmira, N.Y. — November 1, 2016 — The Board of Directors of Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, announced that John J. Perrotti, Chairman, has chosen to retire from the Board effective October 28, 2016, given his increasing time commitments and responsibilities for other professional requirements. Mr. Perrotti has served as a director since 2003.
Mr. Richard L. Simons, on behalf of the Board of Directors, stated, “It has been a privilege to have worked with John over many years. Throughout this time, John has been integral to the many significant decisions made by the Board that will continue to drive the future for Hardinge. On behalf of the Board, we extend our sincere gratitude for his service and wish him well.”
About Hardinge
Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories. The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces. With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market. Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.
Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories. Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.
The Company regularly posts information on its website: www.hardinge.com.
Safe Harbor Statement
This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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